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                                                                    EXHIBIT 14.3
                                                           [English Translation]

                        SPECIAL SERVICE PROVIDER LICENSE

License No.              No. 110314

Corporate Name           Korea Thrunet Co., Ltd.

Name (Representative)    Seog Won Park (ID No. 110111-1303455)

Address                  1338-5 Seocho-dong, Seoch-ku, Seoul

Paid-in Capital          KRW 19,506,502,500

Service                  Type 2 Reseller

Conditions of License    As attached

I hereby grant you a special service provider license in accordance with Article 19 of the Telecommunications Business Act and Article 12 (2) of the Enforcement Rules under the same Act.

                                 April 21, 2005

                  CHIEF OF SEOUL REGIONAL COMMUNICATIONS OFFICE
                             (Official seal affixed)

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                              CONDITIONS OF LICENSE

                                                         Korea Thrunet Co., Ltd.

      A special service provider whose revenue from the services licensed hereunder for the current year is more than Won 30 billion and who realizes a net profit in the current year, is required to make a contribution in the following year to the Information Promotion Fund in the amount of 0.5% of its revenue (to the extent that the amount of such contribution does not exceed the amount of its net profit in the current year).

                                  <Recommended>

In the event network service providers do not impose any charges on calls of not longer than 3 seconds, special service providers shall not impose any charges on such calls either.

                  CHIEF OF SEOUL REGIONAL COMMUNICATIONS OFFICE